SKODA & MINOTTI

June 26, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NEWashington, D.C. 20549

Dear Sir/Madam:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 22, 2015, to be filed by our former client, Abakan Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Skoda Minotti

Skoda Minotti

Cleveland, Ohio